Exhibit 10.24

IEC Electronics Corp.
Summary of 2010 Management Incentive Plan ("2010 MIP")

The 2010 MIP is a cash incentive plan which links awards to performance results and is designed to provide cash incentive awards ("Awards") to five senior management employees (the "Participants"): the Chief Executive Officer, the Chief Financial Officer, the Executive Vice President and President of IEC Contract Manufacturing, the Senior Vice President of Operations, and the Director of Human Resources.

Each Participant will be eligible to receive an Award, if any, determined on the basis of the degree of achievement of certain specified corporate level fiscal year performance objectives, ("Performance Goals").  For fiscal 2010, Performance Goals based upon the following measurements have been established: Net Income Before Taxes and Incentives, Sales, Cash Flow, (Repayment of Funded Debt) and On-Time Delivery.  The Compensation Committee has assigned a weighting factor to each Performance Goal.

If the target goal (the “Target Goal”) for a Performance Goal is achieved, an Award equal to a predetermined percentage (varying from 25% to 45%) of the Participant's base salary earned during the fiscal year will be paid to the Participant, (the "Target Award").  The incentive percentage of a Participant is based upon his or her position within the Company. Below the achievement of a threshold or minimum corporate level of performance ("Plan Entry"), no Awards will be made.  If the Plan Entry performance level is achieved or exceeded, but the Target Goal for a Performance Goal is not achieved, a pro rata payment, but less than the Target Award, will be paid to each Participant.  If the Target Goal for a Performance Goal is surpassed, Awards will increase depending on the percentage of the Target Goal for each of the Performance Goals that is achieved.  However, no Award to a Participant may exceed 200% of the Target Award.

The Compensation Committee has prepared a formula or matrix prescribing the extent to which a Participant's Award will be earned based upon the level of achievement and the weighting of each Performance Goal.

After the end of the fiscal year, the Compensation Committee will determine the extent to which the Performance Goals have been achieved and will calculate the amount of the Award to be paid to each Participant (the “Calculated Award”).  However, based on his evaluation of an individual Participant's performance, the CEO may recommend to the Compensation Committee, that the Calculated Award for any individual Participant be modified by plus or minus up to 25%.  The Compensation Committee may also recommend to the full Board that the Calculated Award for the CEO be modified by plus or minus up to 25%.  All modifications to a Calculated Award must be approved by the Compensation Committee.  In addition, any modification to the Calculated Award for the CEO must be approved by the Board of Directors.  Use of the modification factor is not expected to be an annual event, but is to be used sparingly, when the actual results achieved, either positive or negative to the planned results, are not appropriately reflected in the Calculated Award.

Payment of any Award to a Participant will be made within fifteen (15) days after receipt by the Company of the audited financial statements for Fiscal 2010.  In order to receive an Award, a Participant must be an employee of the Company on the date such Award is to be distributed.

The 2010 MIP is based upon the organic growth of the Company.  If any acquisition is made by the Company in Fiscal 2010, the Compensation Committee will review the impact of such acquisition and determine what, if any, changes should be made to the 2010 MIP.

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